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                                                                     Exhibit 4.3

Barron Chase Securities, Inc.
7700 West Camino Real, Suite 200
Boca Raton, FL 33433

Ladies and Gentlemen:

     In connection with Barron Chase Securities, Inc. acting as the Underwriter relating to an initial public offering of the securities of DIDAX INC., a Delaware corporation (the "Company"), and in order to induce the consummation of an Underwriting Agreement between Barron Chase Securities, Inc. and the Company, the undersigned hereby agrees that the undersigned will not, directly of indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose or cause the disposition of, any (i) Company securities owned by the undersigned as of the date of the effectiveness of the Company's Registration Statement (the "Outstanding Securities"); or (ii) any Company securities which are acquired pursuant to the exercise or conversion of the Outstanding Securities, until the date which is eighteen months from the date of the effectiveness of the Registration Statement on Form SB-2 relating to the public offering of the Company's securities. In furtherance of the foregoing, the Company and the Company's Transfer Agent and Registrar, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this agreement.


Very truly yours,


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Shareholder, DIDAX INC.


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Date